Sunshine Silver Mining & Refining Reports Second Quarter 2026 Results

Successful IPO, High-Grade Drilling Results and Infrastructure Progress
Advance Planned Return to Production

KELLOGG, Idaho, August 12, 2026 -- Sunshine Silver Mining & Refining Company (the “Company” or “Sunshine”) (NYSE: SSMR), a mining company advancing the next chapter of American silver, today announced its financial and operating results for the quarter ended June 30, 2026, and provided an update on activities at its principal asset, the Sunshine Mine, located in Idaho’s Silver Valley — one of the most prolific silver districts in the United States.

“The second quarter, marked by the successful completion of our initial public offering and listing on the New York Stock Exchange, was transformational for the iconic mine known throughout the Silver Valley as The Shine — and for the American silver industry,” said Heather White, Chief Executive Officer of Sunshine Silver Mining and Refining Company. “We ended the quarter with approximately $289 million in cash and no debt — an excellent position to complete our ongoing drill program, complete our feasibility studies, and continue the infrastructure work required to support our planned return to production in late 2028 as one of America’s very largest primary silver mines. Our recent high-grade drill results reinforce the exceptional quality and near-mine growth potential of the Sunshine Mine —as well as a district-scale exploration upside. As the largest mineral rights holder in the Silver Valley, we believe that the next Sunshine is at Sunshine, with the opportunity over time to develop multiple mines on our land package.”

The Sunshine Mine is the highest-grade primary silver resource in North America, hosting an Indicated Mineral Resource of 103.9 million ounces of silver at an average grade of 1,022 grams per tonne silver and an Inferred Mineral Resource of 159.8 million ounces of silver at an average grade of 776 grams per tonne silver.1 At approximately 1,000 tonnes per day (“tpd”), the mine is expected to produce an average of approximately 6.7 million ounces of silver per year in its first five years of production, and some 5.8 million ounces of silver annually over a generational 24-year mine life.2 This output would establish Sunshine as one of the largest primary silver producers in the United States,3 with additional upside from copper, lead and antimony by-product credits that have not yet been captured in the technical report summary, but are being substantiated by the Company’s drill programs as well as a long history of actual production of these other important critical minerals. The Company’s ambition is to significantly expand the estimated silver production. As part of the Sunshine Mine Feasibility Study, the Company is advancing plans for a new mill designed to process up to 2,000 tpd, providing flexibility to increase throughput beyond the current base case of approximately 1,000 tpd as the resource base and operating plan evolve.

1 Mineral Resource Estimates and economic assumptions are based on the Company’s S-K 1300 Technical Report Summary on the Initial Assessment, Sunshine Mine, Idaho, USA, dated March 25, 2026.
2 Mineral Resource Estimates and economic assumptions are based on the Company’s S-K 1300 Technical Report Summary on the Initial Assessment, Sunshine Mine, Idaho, USA, dated March 25, 2026.
3 Source: Capital IQ Pro, largest silver-producing assets in 2025, includes U.S. assets only. Based on 2025 reported actual production, except Hermosa Project, which is based on the reported life of mine average.

Key Highlights from the Second Quarter

•Successful Public Listing: The Company completed its initial public offering (“IPO”) and began trading on the New York Stock Exchange on June 4, 2026.
•Strong Cash Position: The Company ended the quarter with $288.7 million in cash and cash equivalents, positioning Sunshine to complete its feasibility studies, and advance its exploration drilling, underground development and infrastructure upgrades at the Sunshine Mine.
•Feasibility Studies Advanced: Sunshine advanced technical partnerships and specialized contractor engagements to support completion of the 2027 Sunshine Mine Feasibility Study. The Company is also completing feasibility studies related to the potential restart of the Silver-Copper Refinery and construction of an Antimony Plant, both targeted for completion in early 2027. Major permits are in place to support the restart of the processing and refining complex at Sunshine.
•Existing Infrastructure Strengthened: The Company commissioned a new operating hoist for the Jewell Shaft in May 2026 — representing an important step in modernizing the site’s infrastructure and supporting safe and efficient underground access. The new hoist has the capacity to hoist 3,500 tpd from the 4,000 Level (4,000 feet or approximately 1,200 meters total depth). The Company also advanced the planned decommissioning of the existing mill facilities to prepare the site for construction of a new mill designed to process 2,000 tpd, which is being evaluated as part of the Sunshine Mine Feasibility Study.
•Productive Drilling Program: Sunshine continued its 50,000-meter infill drilling program with three active drill rigs, yielding multiple high-grade intercepts exceeding 1,000 g/t silver across multiple vein systems.
•Near-Mine Growth Opportunities Identified: As the largest mineral rights holder in the Silver Valley, Sunshine offers untapped exploration potential both near-mine and at district scale. Drilling in the Upper Country, including the newly identified 10 Vein, demonstrated expansion potential within the Sunshine Mine’s existing footprint and, in complement to other zones, supports two key objectives: upgrading the classification of the mineral resource in the Company's planned 2027 Sunshine Mine Feasibility Study and evaluating opportunities to expand the near-mine resources that could support Sunshine's “Phase 1” corporate objective of doubling overall processing capacity — from approximately 1,000 to 2,000 tpd.
Sunshine Mine Development and Feasibility Study

The Company is advancing the Sunshine Mine Feasibility Study, which is expected to be completed in the second quarter of 2027. Following completion of the study, the Company expects to make a final investment decision regarding the restart of the Sunshine Mine, which, if approved, would support the planned return to silver production in late 2028.
In the first six months of 2026, the Company completed approximately 1,200 meters of underground development and continued to upgrade existing infrastructure — including commissioning of a new primary production hoist servicing the Jewell Shaft. Sunshine also advanced the planned decommissioning of the existing mill during the past quarter to prepare the site for construction of a new mill. The decommissioning of the mill and related infrastructure is expected to be complete by 2026 year-end.
As part of the Sunshine Mine Feasibility Study, the Company is advancing plans for a new mill designed to process up to 2,000 tpd, providing flexibility to increase throughput beyond the current base case of approximately 1,000 tpd as the resource base and operating plan evolve.

Drilling and Growth Opportunities

As of July 2026, the Company’s 50,000-meter infill drilling program was approximately 60% complete, with three active drill rigs underground. The program is intended to raise the classification of its Mineral Resource for inclusion in the Sunshine Mine Feasibility Study. Continued infill drilling has now transitioned downshaft to three new drill stations accessed through the Jewell Shaft.
Drilling to date has focused in part on the Upper Country, a historically under-mined and under-explored area of the Sunshine Mine extending from near surface to 1,900 Level (1,900 feet or approximately 600 meters) below top station. Results across multiple vein systems, including the newly identified 10 Vein, support the potential to expand the Mineral Resource within the existing mine footprint. In complement to other zones, that data is expected to help inform the Company’s evaluation of a potential increase in processing capacity — from approximately 1,000 to 2,000 tpd with a view to achieving Sunshine’s corporate objective of significantly expanding estimated silver production.
Beyond the existing Sunshine Mine, the Company controls approximately 9,561 hectares of consolidated mineral rights, making Sunshine the largest mineral rights holder in the Silver Valley. The Company is advancing a systematic exploration strategy across this land position to identify and prioritize district-scale targets that could expand the Mineral Resource base and support over time the potential development of additional mines.

Vertical Integration and Critical Minerals

The Company is evaluating the opportunity to develop a vertically integrated U.S. mine-to-mill-to-refinery platform at the Sunshine Complex. As part of that initiative, feasibility studies are underway to evaluate a new Antimony Plant as well as the refurbishment of the existing Silver-Copper Refinery to have a nameplate production capacity of approximately 10 million ounces of silver annually. Restarting the Silver-Copper Refinery could enable Sunshine to produce COMEX-deliverable silver onsite.
A new Sunshine Antimony Plant, which is under evaluation, would process antimony-bearing concentrate from the Sunshine Mine. The Company is also evaluating the potential to process antimony-bearing concentrates from third parties on a toll basis, creating an additional potential source of feedstock and revenue for the facility. The Antimony Plant could potentially deliver up to 34.5 million pounds of finished antimony annually. If achieved, that level of production could supply up to 60% of annual U.S. demand.4 Major permits are in place to support the restart of the refining complex at Sunshine.
The feasibility studies evaluating the potential restart of the Silver-Copper Refinery and a new Sunshine Antimony Plant are targeted for completion in early 2027. The Company has also engaged a top tier management consulting group to conduct a strategic assessment of the value-creation potential associated with both opportunities, the results of which will help inform the respective feasibility studies.

Financial Results and Liquidity

As of June 30, 2026, Sunshine had cash and cash equivalents of $288.7 million, compared with $31.0 million as of December 31, 2025. The increase primarily reflects the net proceeds from the Company’s IPO. This liquidity provides a strong financial foundation to complete the Company’s feasibility studies, and advance detailed engineering, underground development and infrastructure upgrades, as well as the Company’s exploration and drilling program.
4 Assumes antimony facility runs at 100% capacity. Annual U.S. market demand estimated as of 2030, as provided by the antimony market report entitled “Antimony Market Assessment” prepared by Argus Media in December 2025.

For the six months ended June 30, 2026, net cash used in operating activities was $22.8 million, primarily reflecting pre-development activities, infill drilling and general and administrative expenditures. Net cash used in investing activities was $9.5 million, reflecting investment in mining equipment and infrastructure. Net cash provided by financing activities was $290.0 million, primarily due to the net proceeds from the IPO.
Sunshine reported a net loss of $16.7 million, or $0.13 per basic and diluted share, for the second quarter of 2026, compared with a net loss of $7.0 million in the prior-year period. The increase primarily reflects the planned acceleration of development activities at the Sunshine Mine and increased costs associated with operating as a publicly listed company.
Sunshine’s unaudited financial statements and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, are available on the Company’s website at www.sunshinesilvermining.com and through the SEC’s EDGAR database at www.sec.gov.
2026 Outlook and Near-Term Milestones

Sunshine expects to:
•Complete its approximately 50,000-meter underground infill drilling program, with a focus on supporting the 2027 Sunshine Mine Feasibility Study.
•Complete approximately 1,300 meters of underground development in the second half of 2026 to establish drill stations, improve access to priority mining areas, and support feasibility-level mine planning.
•Complete the decommissioning of the existing mill by year-end 2026, advancing site readiness for future mill construction.
•Initiate the Silver Summit Project, a multi-phase infrastructure program designed to provide a reliable secondary means of egress from the underground workings and provide additional production hoisting capacity from the Silver Summit shaft. During 2026, the Company plans to advance hoistroom upgrades and complete the hoist re-drive, with broader shaft upgrades expected to begin in 2027.
•Continue advancing engineering and technical work towards completion of the Sunshine Mine Feasibility Study in the second quarter of 2027.
•Advance the feasibility studies evaluating the restart of the Sunshine Silver-Copper Refinery and development of a new Sunshine Antimony Plant for delivery in early 2027.
•Sustain progress towards the planned return of the Sunshine Mine to production in late 2028, subject to completion of the feasibility study and a positive final investment decision.

Q2 Earnings Call

Sunshine’s investor call to discuss the above results will take place on August 13, 2026, at 10:00 a.m. ET.

Conference Call and Webcast
Date:	8/13/2026
Time:	10:00 a.m. ET
Webcast:	https://app.webinar.net/k0Rz6BqyKEO

Dial-in Details
1-877-270-2148	(North American Toll Free)
1-412-317-6060	(International Toll)

About Sunshine Silver Mining & Refining Company

Sunshine Silver Mining & Refining Company is advancing toward silver production from the Sunshine Mine in Idaho’s Silver Valley, the most prolific silver district in U.S. history. The Sunshine Mine is North America’s highest-grade primary silver resource. It is characterized by exceptional size, extraordinary growth potential, existing infrastructure, and a history of proven production. Sunshine, the largest holder of mineral rights in the Silver Valley, also controls a consolidated land position with significant exploration potential and is evaluating additional value opportunities through silver/copper refining and antimony production. For more information, visit www.sunshinesilvermining.com.

Contacts

Investor Relations
ir@silveropp.com

Media Relations
ssmr@fleishman.com

Cautionary Statements

This press release contains forward-looking statements, including statements regarding the potential for mineral resource conversion, the Company’s plans for future drilling activities and the completion of the Sunshine Mine Feasibility Study, the Company’s corporate objectives, the potential to increase processing capacity and estimated silver production, expected additional upside from copper, lead and antimony by-product credits, the timing of the completion of the Sunshine Mine Feasibility Study and final investment decision, plans and timing with respect to the decommissioning of the existing mill, the commencement of silver production, the completion of feasibility studies related to the silver/copper refinery and development of the Sunshine Antimony Plant, the potential capacities of the silver/copper refinery and Sunshine Antimony Plant, our plans to advance our exploration strategy with a goal of expanding the mineral resource base and support the potential development of additional mines over time, and estimates of pre-development, general and administrative, exploration and capital expenditures. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “will,” “could,” “predict” and similar expressions or terminology. These statements are not historical facts but rather are based on the Company's current expectations and projections regarding its business, operations and other factors relating thereto and are subject to a number of known and unknown risks, uncertainties and other factors, including the risk factors set forth in our registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) and other filings that we make from time to time with the SEC, that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. Except to the extent required by law, the Company assumes no obligation to update any of these forward-looking statements or to conform these statements to actual results or revised expectations. We caution you not to place undue reliance on these forward-looking statements.